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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   -----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                               (Amendment No. 2)(1)


                               AUTOCAM CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    052907102
                                 (CUSIP Number)


                                FEBRUARY 7, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     | | Rule 13d-1 (b)
     | | Rule 13d-1 (c)
     |X| Rule 13d-1 (d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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CUSIP NO. 052907102                      13G                 PAGE 2 OF 4 PAGES
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1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                            John Conway Kennedy
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)| |
                                                                (b)|X|

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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
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                           5         SOLE VOTING POWER
    NUMBER OF                                                    0
                           -----------------------------------------------------
     SHARES                6         SHARED VOTING POWER
                                                                 0
   BENEFICIALLY            -----------------------------------------------------
                           7         SOLE DISPOSITIVE POWER
  OWNED BY EACH                                                  0
                           -----------------------------------------------------
    REPORTING              8         SHARED DISPOSITIVE POWER
                                                                 0
   PERSON WITH
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                              0
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES* | |
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                              0%
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12        TYPE OF REPORTING PERSON
          IN
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ITEM 1(a).        NAME OF ISSUER:

                  Autocam Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4070 East Paris Avenue, Kentwood, MI  49512

ITEM 2(a).        NAME OF PERSON FILING:

                  John Conway Kennedy

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  4070 East Paris Avenue, Kentwood, MI  49512

ITEM 2(c).        CITIZENSHIP:

                  United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER

                  052907102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                                    N/A
ITEM 4.           OWNERSHIP.

                  See Cover Page, Items 5-9 and 11.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

                                    N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                    N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                    N/A


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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                                    N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                                    N/A

ITEM 10. CERTIFICATIONS.

                                    N/A




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 7, 2000
                                          --------------------------------
                                                      (Date)
                                          /s/John C. Kennedy
                                          --------------------------------
                                                    (Signature)

                                          John Conway Kennedy/President
                                          --------------------------------
                                                   (Name/Title)